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            RECIPROCAL EXCLUSIVE DEALING AGREEMENT


            Agreement made this 11th day of March 1997 between GENTEX OPTICS, INC. ("Gentex"), a Delaware corporation, with an office at 324 Main Street, Simpson, PA 18407, ESSILOR INTERNATIONAL COMPAGNIE GENERALE D'OPTIQUE, S.A. ("Essilor"), a limited liability entity known as a Societe Anonyme, with its commercial seat at 147 rue de Paris, Charenton, Cedex 94227, France, both on the one hand, and OAKLEY, INC. ("Oakley"), a Washington corporation with principal offices at 10 Holland, Irvine, CA 92718, on the other hand.

                                      INTRODUCTION

      A.    Gentex is an indirect, wholly-owned subsidiary of Essilor.

      B. Gentex manufactures "Decentered Lenses" (as hereinafter defined), has heretofore sold Decentered Lenses to Oakley and desires to be the sole vendor to Oakley and its "Affiliates" (as hereinafter defined) of all their requirements for Decentered Lenses.

      C. Oakley has heretofore purchased substantially all its Decentered Lenses from Gentex, and during the "Term" (as hereinafter defined) of this Agreement (and any extension or renewal thereof, as hereinafter provided), Oakley desires to purchase and to have its Affiliates purchase all of their respective Decentered Lens requirements from Gentex, except as otherwise provided herein.

      D. Subject to certain exceptions, Gentex is willing to cease selling Decentered Lenses to any other "Person" (as hereinafter defined).

      E. In order to set forth the terms and conditions under which all the foregoing will occur, the parties do hereby enter into this Agreement, intending it to be a binding agreement.

            1.    DEFINITIONS USED IN THIS AGREEMENT.

                  (a) "Acknowledgment" means a written acknowledgment by "Seller" (as hereinafter defined) of a written order for "Product" (as hereinafter defined) given by "Purchaser" (as hereinafter defined).

                  (b) "Affiliate" of a "Person" (as hereinafter defined) means any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. With respect to Essilor or Gentex, Christian Dalloz, S.A. (a limited

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liability entity known as a Societe Anonyme), organized under the laws of the
Republic of France, and its direct and indirect subsidiaries (collectively, "Dalloz"), will not be deemed an Affiliate thereof.

                  (c) "Contract Year" means the period commencing with the "Effective Date" hereof (as hereinafter defined) until the first one-year anniversary thereof, and each of the three immediately following twelve month periods.

                  (d)   "Decentered Lenses" means *.

                  (e) "Delivery Notice" means a written notice from Oakley to Gentex requesting the delivery by a certain date of specific quantities of specific Products (by color and geometry) included in a previously or simultaneously given Purchase Order to the extent that Products, quantities and delivery dates comply with the provisions of Subsection 3(b) such that Gentex is not entitled to reject any of them pursuant to said Subsection.

                  (f) "Effective Date" means the date inserted at the beginning of this Agreement.

                  (g) "Exclusivity Termination Notice" means a notice to Oakley pursuant to and complying with Subsection 2(c) hereof.

                  (h) "Force Majeure" means an occurrence beyond the reasonable control of a Person, including, without limitation, fire, strike, directives of any governmental authority, civil or military, war, insurrection, riot, embargoes, shortages, delays in transportation, or inability to obtain necessary labor, materials, or



______________

* Material omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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manufacturing facilities.

                  (i)   "Hard Coat" means *.

                  (j) "Letter of Intent" means the Letter dated August 26, 1996 from Oakley to the parties hereto and others, as amended from time to time, relating, among other things, to the subject matter of this Agreement.

                  (k) "Minimum Purchases" means *. In the event of early Termination of this Agreement during a Contract Year or Renewal Year, the Minimum Purchases for such Contract Year or Renewal Year, as the case may be, shall be prorated.

                  (l) "Period of Exclusivity" means the period commencing on the Effective Date and ending on the earlier of the end of the Term or the effective date of the "Exclusive Termination Notice", in all events subject to earlier termination as provided in this Agreement.

                  (m) "Person" means any individual, proprietorship, partnership, corporation or other entity whether or not of limited liability.

                  (n) "Plano" means non-glass, non-powered lenses and lens blanks which are or are intended to be made into non-corrective, non-ophthalmic, non-powered, non-glass lenses.

                  (o) "Polarized Decentered Lenses" means Decentered Lenses that have a polarizing function.

                  (p) "Product" means any type of Decentered Lens and Shield sold or requested to be sold by Gentex or any Affiliate thereof to Oakley or to any Affiliate thereof during the Term.



______________

* Material omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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                  (q)   "Purchaser" means Oakley and any Affiliate of Oakley
that purchases Decentered Lenses or Shields from Gentex or any Affiliate of Gentex.

                  (r) "Purchase Contract" means the binding agreement resulting from a Purchase Order for Product and the Acknowledgment thereof, each complying with this Agreement.

                  (s) "Purchase Order" means a written order from Purchaser for Product which order complies with the terms and provisions of this Agreement, and is given to Gentex or any Affiliate of Gentex but which Purchase Order shall have no validity unless and until a Delivery Notice is simultaneously or later provided therefor. Quantities, colors and types of Product, and delivery dates therefor, contained in the order will only be considered subject to a Purchase Order to the extent a Delivery Notice for such quantities, colors, types of Product and delivery dates is provided.

                  (t) "Renewal Year" means the twelve-month period immediately following the end of the fourth Contract Year, and each twelve month period thereafter, commencing on the day following the end of the fourth Contract Year and each one year anniversary thereof, until this Agreement is terminated, as hereinafter provided.

                  (u) "Seller" means Gentex or any Affiliate of Gentex that sells Product to a Purchaser.

                  (v) "Shield" means Plano in single or twin lens form which is used or is designed to be used as a one-piece eye shield.

                  (w) "Technology" means technology or technical information in the possession of Gentex or Essilor or their Affiliates not available from a "Third Person" (as hereinafter defined) which is used principally in the manufacture of Decentered Lenses, but does not include Hard Coat, Transition or other coatings, applications or processes (other than profiling or orienting the Lens) which are undertaken upon or made or applied to lenses after they have been molded.

                  (x) "Temporary Basis" means during the periods when Subsection 4(a) hereof is applicable.

                  (y)   "Term" is defined in Section 21 hereof.

                  (z) "Third Person" means any Person not an Affiliate of any party hereto.

                  (aa) "Transitions-TM- " means a dye or other process applied to lenses in order to make them photochromic.

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                  (bb)  "Unit" means a pair (two) of Decentered Lenses or a
single Shield.

                  (cc)  "Unit Premium" means *.

            2. EXCLUSIVE DEALING IN DECENTERED LENSES. Subject to the remaining provisions of this Agreement, during the Period of Exclusivity:

                  (a) Oakley and its Affiliates will purchase from Gentex (or, on a Temporary Basis, from one or more Affiliates of Gentex, as designated by Gentex), and Gentex will use commercially reasonable best efforts to sell and supply to Oakley and its Affiliates, all the requirements of Oakley and its Affiliates for Decentered Lenses (it being understood that the requirements of Oakley and its Affiliates for Decentered Lenses is determined solely by them but that Oakley and its Affiliates will not purchase Decentered Lenses from anyone besides Gentex and its Affiliates, except as expressly permitted by other provisions of this Agreement);

                  (b) Neither Gentex, Essilor nor any Affiliate of either will sell or otherwise supply any Person with Decentered Lenses, except as expressly permitted by other provisions of this Agreement;

                  (c) Notwithstanding Subsection (b) above, Gentex may give notice to Oakley that neither Oakley nor any Affiliate thereof is required to pay any Unit Premium in respect of Renewal Years following the effective date of such notice as such date is stated therein ("Exclusivity Termination Notice"). No Exclusivity Termination Notice can be given prior to the giving of a "Termination Notice" (as defined in Section 21 hereof) and such Exclusivity Termination Notice cannot be effective prior to a date which is six months prior to the effective date of the Termination Notice. Upon the effective date of the Exclusivity Termination Notice, the obligations of Gentex, Essilor and their respective Affiliates under Subsection 2(b), and the obligation of Oakley and its Affiliates to pay Unit Premiums in respect of Product ordered by Oakley or its Affiliates after such effective date, shall terminate. However, such Exclusivity Termination Notice will not affect Oakley's obligations to make the Minimum Purchases in each Renewal Year during the Term.

                  (d) Oakley will not manufacture any Decentered Lenses or purchase any Decentered Lenses from any Person other than Gentex or its Affiliates, except as provided in Subsection 2(e) and 4(b) hereof.

                  (e) Notwithstanding the provisions of this Agreement (including without limitation Subsection 2(a)) to the contrary, Oakley and its Affiliates (x) may purchase from a Person other than Gentex or its Affiliates, and may manufacture on its own behalf, Polarized Decentered Lenses so long as, at the time it commences such purchase or manufacture of Polarized Decentered Lenses, Gentex has not offered to



______________

* Material omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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Oakley and its Affiliates the opportunity to purchase from Gentex or its
Affiliates Polarized Decentered Lenses of at least the same quality as, and at no higher price (excluding promotional pricing) than any Polarized Decentered Lenses that are then being offered to Oakley or its Affiliates from Third Persons or at no higher price than Oakley can then manufacture Polarized Decentered Lenses for, as the case may be, and (y) are under no obligations to purchase Polarized Decentered Lenses from Gentex or any of its Affiliates; PROVIDED, HOWEVER, that if Oakley or its Affiliates are already purchasing from others or manufacturing Polarized Decentered Lenses as permitted by Clause (x) then the provisions of clause (x) permitting such purchase and manufacture shall no longer apply on the earliest date on which all of the following events have occurred: (A) Gentex or its Affiliates have offered Oakley and its Affiliates the opportunity to purchase from Gentex or its Affiliates a Polarized Decentered Lens that is of at least the same quality as and no higher in price (excluding promotional pricing) than any Polarized Decentered Lenses that are then being purchased by Oakley or its Affiliates from another Person or that are then being manufactured by Oakley or any of its Affiliates, and (B) Oakley and its Affiliates are not subject to any obligation to purchase Polarized Decentered Lenses from another Person. If, at any time, clause (A) above is satisfied, then Oakley hereby agrees not to renew, or extend the term of, any agreement that may then be in effect between Oakley and such other Person or enter into a new agreement with respect to the purchase of Polarized Decentered Lenses which has the effect of impeding or preventing Oakley and/or any of its Affiliates from purchasing Polarized Decentered Lenses exclusively from Gentex and/or its Affiliates. Any agreement with Third Persons and Oakley for the sale of Polarized Decentered Lenses to Oakley will be provided to Gentex, subject to such reasonable confidentiality provisions as may be required by such Third Person, provided, however, all sections of such Agreement affecting the price to be charged for such Polarized Decentered Lenses shall be disclosed to Gentex.

            3.    CONDITIONS TO OAKLEY OBLIGATION TO PURCHASE FROM GENTEX ONLY.

                  (a) The obligation of Oakley and its Affiliates to purchase all of their respective requirements of Decentered Lenses from Gentex, and from any Affiliate of Gentex on a Temporary Basis (and not from anyone else), which obligation is set forth elsewhere herein, is conditioned on Gentex supplying Decentered Lenses to Oakley and its Affiliates (A) of a quality at least as good as those heretofore supplied by Gentex to Oakley;
(B) Gentex charging Oakley and its Affiliates prices therefor established in substantial accordance with pricing practices of Gentex in effect over the prior course of dealing between Gentex and Oakley (except for Unit Premiums);
(C) Gentex supplying such Lenses in the quantities specified in and within the delivery schedule specified in the Delivery Notice forming part of a Purchase Order, provided that sufficient lead time is given by Oakley to Gentex therein, consistent with past practice between Oakley and Gentex and the orders are pursuant to Delivery Notices and Purchase Orders which Gentex is not entitled to reject pursuant to Subsection 3(b). Gentex is required to give an Acknowledgment with respect to any portion of a

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Purchase Order covered by a Delivery Notice meeting the provisions(including its provisos) of this Clause (C) within 10 days after receipt of such Delivery Notice.

                  (b) As a condition to the obligations of Gentex in Subsection 3(a) hereof:

                         (i)   Within 10 business days following the
Effective Date, Oakley will supply to Gentex an estimate of its monthly requirements for Decentered Lenses and Shields by geometry and color for the period March 1, through December 31, 1997 ("Initial Estimate"). Prior to October 15, 1997, and prior to each October 15th thereafter during the Term, Oakley will provide Gentex with an estimate of such monthly requirements for the ensuing calendar year (together with the Initial Estimate, "Annual Estimates"). The Annual Estimates will be for informational purposes only.

                        (ii) Within 10 business days following the Effective Date, Oakley will supply to Gentex an estimate of its monthly requirements by geometry and color for Decentered Lenses and Shields for the three month period commencing April 1 and ending June 30, 1997 ( "Initial Three Month Forecast"). No later than the 15th day of each month ("Forecast Date") during the Term, commencing April 15, 1997, Oakley will provide Gentex with a forecast of its monthly requirements by geometry and color for Decentered Lenses and Shields during the ensuing 3 month period, commencing with the first day of the month next succeeding each Forecast Date ("Rolling Three Month Forecast"); provided, however, that the requirements for each month, in the aggregate for such month, both as to total Unit requirements and as to aggregate Units by color may not vary by more than the Capacity Variance or the Color Variance, as the case may be, from the requirements, if any, for that month set forth in the immediately preceding Rolling Three Month Forecast. Initial requirements for a month not appearing in the immediately preceding Rolling Three Month Forecast may be set by Oakley within the reasonable expectations of the parties.

            "Capacity Variance" shall mean a variance of up to plus or minus 10% from the total Unit requirements for each month, in the aggregate for such month, as set forth in the most recent Rolling Three Month Forecast unless a New Product (as hereinafter defined) is included within such total Unit requirements in which event the permissible variance shall be increased from plus or minus 10% to plus or minus the sum of 10% plus the percentage derived by multiplying 10% by a fraction, the numerator of which are the number of Units of New Product contained in such monthly requirements and the denominator of which is the total Unit requirements for such month set forth therein.

            "Color Variance" shall mean a variance of up to plus or minus 50% from the requirements for Units of a particular color (in the aggregate) forming a part of the monthly requirements as set forth on the most recent Rolling Three Month Forecast.

            "New Product" shall mean any Product for which Gentex has assigned, within six months of the date of the submission of the applicable Rolling Three Month Forecast, a new part number by virtue of a change in geometry and/or color and/or coatings.

                        (iii) Any purported delivery notice, which together with other Delivery Notices previously accepted, in the aggregate fails to meet all of the following criteria with respect to a particular month may be rejected by Gentex and Gentex need not provide an Acknowledgement:

                              (A)   The aggregate total Unit requirements for
such month does not exceed the total Unit requirements for such month as set forth in the most recent Rolling Three Month Forecast plus 10%.

                              (B)   The aggregate Units of a particular color
for such month does not exceed the lesser of (i) the aggregate requirements for such color in such month as set forth in the most recent Rolling Three Month Forecast plus 10% of such requirements, and (ii) 200% of the lowest requirement for such color for such month set forth in any Rolling Three Month Forecast.

                              (C)   The purported delivery notice does not
contain an order for a color not previously manufactured for Oakley by Gentex with a delivery date (i) less than 12 weeks from the earliest of the date of such purported delivery notice or a Rolling Three Month Forecast or a Purchase Order which contains such new color, or (ii) less than 12 weeks from the date upon which such new color mix has been approved in writing by Oakley.

                              (D)   The purported delivery notice only
includes months included in the most recent Rolling Three Month Forecast.

                              (E)   Sufficient lead time, consistent with
past practice between Oakley and Gentex, is given between the date of such purported delivery notice and the requested delivery date.

                              (F)   If New Product is contained in the
purported delivery notice, sufficient lead time for delivery is provided to enable Gentex to fabricate any new tooling required for such New Product.

                                    Any purported delivery notice which does
not meet all of the criteria set forth above in this Subsection 3(b) will not result in a breach of this Agreement, but to the extent any of the foregoing criteria are not met deliveries may be subject to reasonable delays consistent with Gentex's other planned production runs and capacity and, if the Color Variance criteria is not met, also will be subject to delays caused in obtaining additional color resin.

                        (iv) If Oakley fails to submit a Delivery Notice for or otherwise order or if Oakley wrongfully refuses to take delivery of the requirements (less the permitted Capacity Variance) for any month as set forth in the Initial Three Month Forecast or in the most recent Rolling Three Month Forecast, as the case may be, then Gentex may charge Oakley reasonable costs associated with the purchase and storage of excess materials or Product resulting from Oakley's failure to purchase its monthly requirements for that month. An example of how the Rolling Three Month Forecasts are intended to work is set forth as Schedule 3(b) hereto.

                  (c) Seller will use commercially reasonable best efforts to provide Products in the quantities and by the dates specified in any Purchase Order for which it has given an Acknowledgment or for which it is required pursuant to Subsection 3(a) hereof to give an Acknowledgment, but its failure to do so will not be grounds for rejection of Products (except as expressly otherwise provided herein) or constitute a breach of this Agreement or of any Purchase Order, if such commercially reasonable best efforts have been made. Notwithstanding the use by Seller of its commercially reasonable best efforts, its continued failure to comply with the provisions of Subsection 3(a) may allow Oakley to terminate this Agreement as set forth in Section 4(b) hereof.

                  (d) Prices quoted and provided for in any Purchase Contract, or in respect of Products ordered prior to the Effective Date and delivered subsequent to the Effective Date, will initially be as provided in the attached price list set forth on Schedule 3(d) hereto. Prices (including for Hard Coat that has been improved) shall be adjusted from time to time based upon changes in labor and material costs and any other relevant factors. In addition, any reasonable cost increases (to the extent such cost increases exceed Gentex's cost of purchasing Hard Coat or another hard coating using the same or a substantially similar process) incurred by Gentex in reformatting at the request of Oakley its production of Decentered Lenses or Shields to produce Product without Hard Coat (or another hard coating using the same or substantially similar process) may be invoiced to Oakley as a one-time charge or paid for by increasing the price of such Products to Oakley to reflect such cost increases. Labor and material cost changes will be derived from the Relevant Indexes. In the event there is a disagreement between the parties as to any proposed price increase by Gentex the proposed price shall take effect immediately pending a final resolution of the disputed price pursuant to Section 22. If such determination results in a lower price Gentex shall forthwith refund the difference thus far paid by Oakley with interest at the prime rate or "Base Rate" then charged by Citibank, N.A. Any changes in any of the foregoing prices will not be put into effect until at least thirty (30) days after notice thereof is given to Oakley. "Relevant Index" for material costs shall be the U.S. price sheet for truckload list prices of clear general purpose injection molding grade polycarbonate and/or such other indices published by the U.S. Bureau of Labor

Statistics (Department of Commerce) as the parties may agree upon. The Relevant Index for Labor costs shall be the index or indices published by the U.S. Bureau of Labor Statistics as the parties may agree upon. In the event the parties fail to agree upon all Relevant Indexes to be used throughout the Term within 30 days from the Effective Date the matter will be submitted to mediation/arbitration pursuant to Section 22 hereof for resolution.

            4.    PURCHASES FROM AFFILIATES AND THIRD PERSONS.

                  (a) If, for any reason, Gentex is, from time to time, unable to satisfy the provisions of Subsection 3(a), despite commercially reasonable best efforts to do so, then Gentex will promptly notify Oakley and may designate one or more Affiliates of Gentex to supply Products to Oakley and its Affiliates, but only for so long as Gentex is unable to supply Oakley and its Affiliates therewith in accordance with Section 3 hereof.

                  (b) If Gentex and Gentex's Affiliates are unable to satisfy Subsection 3(a) with respect to any Product, for a period of not less than 60 days ("Grace Period"), then Oakley may thereafter notify Gentex to that effect. Such notice will specify in what respects Gentex continues to fail to satisfy Subsection 3(a) hereof at the end of the Grace Period, including identifying the provision or provisions thereof which have not been complied with by Gentex, and the facts on which Oakley has based such determination. The parties will discuss in good faith Oakley's contentions and concerns. Gentex will have the period specified in such notice from Oakley ("Cure Period") (but not less than 180 days as same may be extended in writing on the basis of the discussions between the parties) within which to again comply with the provisions of Subsection 3(a) cited by Oakley. If Gentex (or its Affiliates) are still unable to comply with Section 3(a) at the expiration of the Cure Period, Oakley by notice to Gentex may terminate this Agreement at any time thereafter, and, subject to the provisions of Subsection 15(b), pursue all other remedies available at law or in equity so long as Gentex (or its Affiliates) at the time of such termination are still unable to comply with Section 3(a), provided, however, in no event will damages be payable by Gentex to Oakley as a result of such termination and failure to satisfy Subsection 3(a) if Gentex has used its commercially reasonable best efforts.

                  (c) From the commencement of the Cure Period with respect to a particular type of Product, through the expiration of the thirtieth (30) day after the date on which Gentex is able to satisfy Subsection 3(a) with respect to such Product, Oakley and its Affiliates may purchase such Product type from any Person other than Gentex and its Affiliates or may manufacture its own Product of that type for its own use. The number of Units purchased by Oakley and/or its Affiliates from others or manufactured by Oakley and/or its Affiliates pursuant to this Subsection, will be deducted from the Minimum Purchases required during the Contract Year and/or Renewal Year in which such Products were so manufactured or so purchased from others.

                  (d) If there is a Cure Period in effect, then the Purchaser may give notice to the Seller that the Purchaser desires to cancel any Purchase Contract (and the Delivery Notice forming a part thereof) with respect to any Product in respect of which a Cure Period is in effect. Such notice shall specify each individual Purchase Contract (and the Delivery Notice forming a part thereof). So long as the Seller is in breach of any such Purchase Contract or the Cure Period was properly commenced, then Oakley may terminate such Purchase Contract without paying any cancellation charges.

            5.    PREMIUMS.

                  (a) In addition to the basic price charged for Decentered Lenses and Shields by Gentex from time to time during the Term, during the Period of Exclusivity Oakley will pay Gentex the Unit Premium for each Unit that is shipped on or after the Effective Date hereof and for which a Delivery Notice has been given prior to the end of the Period of Exclusivity. The aggregate amount of unit premiums paid by Oakley and its Affiliates prior to the date hereof under the Letter of Intent represents an additional one time payment for the exclusivity granted hereby and is not to be credited against Unit Premiums or Minimum Purchases hereunder.

                  (b) Unit Premiums will be payable with respect to each Unit in accordance with the terms of each invoice relating thereto given by Gentex or, as permitted hereby, by any Affiliate thereof.

            6.    MINIMUM PURCHASES.

                  (a) In each Contract Year and in each Renewal Year, during the Term purchases by Oakley and its Affiliates, from Gentex and its Affiliates, of Decentered Lenses and Shields shall, in the aggregate, at least equal the Minimum Purchases for that Contract Year or Renewal Year (as the case may be).

                  (b) If, at the expiration of any Contract year the actual purchase by Oakley and its Affiliates exceed the Minimum Purchases for such year, then such excess will be applied to reduce the Minimum Purchases required in the Immediately subsequent Contract Year. If at the expiration of the fourth Contract Year, the actual purchases by Oakley and its Affiliates exceed the Minimum Purchases for such year, then such excess will be applied to reduce the Minimum Purchases required in the first Renewal Year. If at the expiration of the first Renewal Year, and each succeeding Renewal Year, the actual purchase by Oakley and its Affiliates exceed the Minimum Purchase for such Year, then such excess will be applied to reduce the Minimum Purchases required in the subsequent Renewal Year.

                  (c) If Oakley and its Affiliates fail to make at least 75% of the Minimum Purchases in any Contract Year or any Renewal Year or fail to pay the invoice amount within 30 days after receipt of such invoice from Gentex specifying the amount due by reason of failure to make Minimum Purchases (which amount shall equal the deficiency between actual purchases and Minimum Purchases adjusted as provided by Subsection 6(b) for such Contract Year or Renewal Year, as the case may be, multiplied by the Unit Premium thereon), then
Gentex may, upon at least 10 days prior notice to Oakley, terminate the Period of Exclusivity granted to Oakley and its Affiliates in Subsection 2(b) hereof or terminate this Agreement, or both. The foregoing shall not be construed as limiting the obligations of Oakley and its Affiliates under Subsection 2(a) hereof during any Contract Year or Renewal Year or as limiting the rights which Gentex may have at law or in equity for Oakley's failure to make and/or pay for Minimum Purchases, provided, that, so long as Oakley complies with the provisions of this Subsection 6(c) its failure to make Minimum Purchases, in and of itself, will not entitle Gentex to terminate this Agreement or the Period of Exclusivity. The foregoing shall not preclude Gentex from terminating this Agreement if Oakley is otherwise in breach of provisions of this Agreement entitling Gentex to so terminate.


            7.    LIMITATIONS ON DISCLOSURE TO DALLOZ.

                  (a) While the Period of Exclusivity is in effect, neither Gentex nor Essilor will, and each will cause its Affiliates not to, provide Dalloz with any Technology without first obtaining the agreement of Dalloz, in form and substance reasonably satisfactory to Oakley (i) not to use such Technology for the manufacture of Decentered Lenses; and (ii) not to provide others with such Technology for the manufacture thereof, which agreement shall explicitly acknowledge Oakley as a third party beneficiary of such provision ("Dalloz Agreement"). If and when executed, Gentex will, prior to providing Dalloz with any Technology, provide Oakley with a copy of the Dalloz Agreement and with a general description of the type of Technology to be provided Dalloz and its intended use.

                  (b) If Gentex, Essilor or any of their Affiliates provides Technology to Dalloz without obtaining the Dalloz Agreement and without first providing a copy to Oakley, then Oakley may terminate this Agreement by 30 day's notice to such effect to Gentex (except as to Purchase Contracts in effect prior to the expiration of such 30-day period).

                  (c) If Gentex or Essilor obtains the Dalloz Agreement and if Dalloz is in material breach of the Dalloz Agreement then, upon expiration of the grace period provided for in Subsection (d) below, and if, despite the commercially reasonable best efforts of Oakley, Dalloz cannot be enjoined from continuing such breach, Oakley may terminate this Agreement by 30 day's notice to such effect to Gentex (except as to Purchase Contracts in effect prior to the expiration of such 30-day period).

                  (d) Dalloz will have a 30-day grace period following notice by Oakley of material breach of Dalloz Agreement within which to cease manufacturing in breach of the Dalloz Agreement and an additional 90 days thereafter to cure any other material breaches of the Dalloz Agreement which may exist.

            8.    HARD COAT

                  (a) Upon execution of this Agreement and while the Period of Exclusivity is in effect, Oakley will have the exclusive right to purchase from Gentex, Essilor and/or their respective Affiliates Decentered Lenses with Hard Coat * applied at no additional cost therefor, provided that any Products that are not ordered with Hard Coat (or another hard coating using the same or a substantially similar process) may be subject to an additional charge as set forth in Subsection 3(d). Oakley and its affiliates will have the non-exclusive right to purchase from Gentex, Essilor or their respective affiliates, Hard Coat for other Plano applications, provided that Gentex or Essilor on the one hand and Oakley on the other, reach an agreement on prices therefor. Gentex and Essilor on the one hand and Oakley on the other, will engage in good faith negotiations in order to reach such an agreement. If, at any time during the Term, Gentex, Essilor or any of their respective Affiliates develop a new hard coating suitable for application to Decentered Lenses ("New Hard Coat") and Gentex, Essilor or any of their respective Affiliates is prepared to sell same to any Third Person for use on any Decentered Lens product of any Third Person, then Gentex or Essilor will give notice to that affect to Oakley. Oakley will then have the non-exclusive right to purchase Decentered Lenses and Shields with New Hard Coat, during the Term hereof; provided that the parties hereto agree to the terms and conditions of such purchases and sales. The parties will negotiate in good faith with respect to such an agreement. In connection with such good faith negotiations it is agreed that from any purchase price agreed upon for New Hard Coat and its application to Decentered Lenses and Shields, the Purchaser will receive a 15 U.S. cent per Unit discount. In no event, however, during the Period of Exclusivity will Gentex, Essilor or any Affiliate thereof apply any New Hard Coat to any Decentered Lenses produced by Gentex, Essilor or their respective Affiliates other than for sale to Oakley. However, Gentex, Essilor, or any Affiliate of either, may sell New Hard Coat to Third Parties for any and all purposes, including, without limitation, for Decentered Lenses; provided that such Decentered Lenses are not made by Gentex, Essilor or any Affiliate of either. Oakley will have the non-exclusive right during the Period of Exclusivity to purchase Shields from Gentex, Essilor, or their Affiliates with Hard Coat applied and there shall be no additional cost therefor.

                  (b) Except as permitted by other provisions of this Agreement, neither Gentex, Essilor nor any Affiliate of either will supply Hard Coat to any Person for use on Decentered Lenses and, if it determines that any Person is using such Hard Coat on Decentered Lenses, then Gentex, Essilor, or their Affiliates will cease selling Hard Coat to such Person.



______________

* Material omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

                  (c) Neither Oakley, nor any Affiliate thereof, will analyze or reverse engineer any Hard Coat or New Hard Coat to learn its composition (other than for the sole purpose of determining its compatibility with Oakley's coatings or processes) or how to make it or manufacture it, nor will any Person directly or indirectly be employed by or retained by Oakley or any Affiliate thereof for such purpose. This obligation will continue after the expiration or termination of the Term.

            9.    PRODUCT SPECIFICATIONS.

                  (a) Seller will manufacture each Product in accordance with the applicable Product Specifications therefor annexed hereto as Schedule 9 ("Product Specification Schedule") and all applicable federal, state and local laws and regulations. The parties will negotiate in good faith any modifications to the specifications or procedures set forth in any Product Specification Schedule, if either party advises the other that such modification of such specification is desirable to improve the efficiency or quality of the Product or the production of that Product or to lower the cost of production thereof, or to take into account any changes in processes, equipment or the Product itself, or the availability of material or changes in technology.

                  (b) The Parties will negotiate in good faith a Product Specification Schedule for any additional Product that Seller manufactures for Purchaser pursuant to this Agreement.

            10. INSPECTIONS, REJECTIONS, RETURNS. The parties' obligations with respect to inspections, rejections and returns of a Product will be as specified in the relevant Product Specification Schedule, attached hereto or hereafter agreed upon, provided that:

                  (a) Inspection, if any, by Purchaser of Products shall be conducted within 30 days after their receipt;

                  (b) All claims for replacement or credit will be made within 10 days after the later of the date the Purchaser inspects or should have inspected same pursuant to the terms of this Agreement and in any event, no Product will be returned for replacement or credit once Purchaser has commenced any processing thereof or once Purchaser has commenced its incorporation thereof into Purchaser's product or altered the Product.

                  (c) If the Purchaser receives a Product by common carrier, then, prior to accepting same from the carrier, the Purchaser will inspect the exterior of the shipment to determine whether there may have been any in-transit damage and, if such possibility exists, it will notify the Seller and the carrier and Purchaser will take such action as is reasonably necessary to preserve its rights against the carrier and will seek redress from such carrier, if such damage in fact occurred.

                  (d) If Purchaser rejects any Product for failure to comply with the relevant Product Specification Schedule, then Seller may require the return of the Product F.O.B. its factory, and, after such return will within thirty (30) days after receipt from Oakley inspect the Product to determine whether Purchaser's rejection is justified hereunder.

            11.   DISCLAIMER OF IMPLIED WARRANTY.

                  SELLER DISCLAIMS ANY IMPLIED WARRANTY WITH RESPECT TO ANY PRODUCT, INCLUDING, WITHOUT LIMITATION, WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

            12.   INDEMNIFICATION.

                  (a) Each of Essilor and Gentex does hereby indemnify and hold harmless Oakley and its Affiliates, and each of their respective officers, directors, employees, representatives and agents, from and against any and all losses, claims, liabilities, costs, expenses (including, without limitation, investigative and legal fees and disbursements, both those incurred in connection with the defense of an indemnifiable claim and those incurred in connection with the enforcement of this provision) and damages ("Claims and Liabilities") arising out of, or based upon, any infringement or alleged infringement of Third Person intellectual property rights by any Decentered Lens or Shield sold to Oakley or to any Oakley Affiliate by Gentex, Essilor or any Affiliate of either, but only to the extent such infringement results or is alleged to result from the process technology used in the design, manufacture or assembly thereof by Gentex or such Affiliate or the Product resulting therefrom. Notwithstanding the foregoing, there will be no such indemnification or hold harmless hereunder, for any other reason or (i) to the extent any such Claims and Liabilities for infringement or alleged infringement result or are alleged to result from technology, specifications, know-how, techniques or processes for the Product or for its processing, manufacture or assembly provided to Gentex or any Affiliate thereof by Oakley or by any Affiliate thereof or the Product resulting therefrom; (ii) to the extent Oakley, any Affiliate of Oakley or any Third Person modifies or alters such Product to cause such infringement or alleged infringement; (iii) for Claims and Liabilities based upon the incorporation by Oakley or any Affiliate thereof of such Product in any other product, or such Product's joinder with or use in conjunction with any other product; or
(iv) Claims and Liabilities based upon infringement or alleged infringement of a Third Person's design patent or trade dress rights applicable to the cosmetic aspects of such Product, to the extent such infringement is based upon technology, specifications, know-how, techniques or processes provided by Oakley or by any Affiliate thereof.

                  (b)   If there is any Claim for which Oakley indemnifies
Gentex,

Essilor and their respective Affiliates pursuant to Subsection 12(c) hereof, made by a Third Person that any Decentered Lenses or Shields sold by Gentex or any Affiliate thereof, infringes upon such Third Person's intellectual property rights, which Claim intellectual property counsel for Gentex or any such Affiliate (as the case may be) opines is or appears to be valid, or if, in any proceeding, there is a finding of infringement of a Third Person's intellectual property right by any Decentered Lenses or Shields sold by Gentex or any Affiliate thereof, then Gentex and its Affiliates, on 15 day's notice to such effect given to Oakley and to any relevant Affiliate thereof, may cease the sale and delivery of such Product to Oakley and to any of its Affiliates, including, without limitation, as to all Purchase Orders and Purchase Contracts for such Product that remain unfilled at the expiration of such notice period until such time as such Claim is dismissed or adjudicated in favor of Oakley and/or Gentex. Neither Essilor, Gentex nor any other Affiliate thereof shall have any liability hereunder or under any Purchase Contract for failure to deliver such Product after the expiration of such notice period and until such dismissal or favorable adjudication. This Agreement shall continue in effect for other Products, if any, not subject to such Claim. The Minimum Purchase requirements shall not be adjusted, or otherwise abated as a result of the operation of this Subsection. Notwithstanding the provisions of this Subsection, if (i) Oakley offers to indemnify and hold harmless Essilor, Gentex and any Affiliate of either, from and against any such Claims and Liabilities in form and substance reasonably satisfactory to the indemnitees, and (ii) the amount of such Claims and Liabilities in the reasonable judgment of the indemnitees are not likely to exceed 50% of the then tangible net worth of Oakley, upon receipt of such indemnification Gentex will continue to manufacture such Product and sell and deliver it to Oakley hereunder.

                  (c) Oakley will indemnify and hold harmless Gentex, Essilor and their respective Affiliates, and each of their respective officers, directors, employees, representatives and agents from and against any and all Claims and Liabilities, arising out of or based upon, any infringement or alleged infringement of any Third Person's intellectual property rights by any Product to the extent any such Claims and Liabilities result from or are alleged to result (i) from technology, specifications, know-how, techniques or processes provided to Gentex, Essilor or any Affiliate thereof by Oakley or by any Affiliate thereof; (ii) from any modifications or alterations by Oakley or its Affiliates of such Product;
(iii) from the incorporation by Oakley or any Affiliate thereof of such Product in any other product or its joinder with or use in conjunction with any other product; or (iv) from any infringement or alleged infringement of a Third Person's design patent or trade dress rights applicable to the cosmetic aspects of any such Product, to the extent such infringement is based upon technology, techniques, know-how, specifications, or processes provided by Oakley or any of its Affiliates.

                  (d) Claims by Oakley and/or any Affiliate thereof ("Oakley Claims") and Claims by Gentex, Essilor or any Affiliates thereof ("Gentex Claims") collectively are referred to in the following Subsections of this Section as "Claims" and any proceeding commenced by any Third Person against a party hereto, in respect of which such party hereto believes it is entitled to indemnification hereunder, is referred to in such Subsections as a "Covered Action".

                  (e) Upon learning of the commencement of a Covered Action or upon the actual receipt by the party claiming a right of indemnification (the "Indemnified Party") of a writing claiming the purported existence of facts or circumstances and threatening the commencement of a Covered Action or other incurrence of any Claims and Liabilities, the Indemnified Party will promptly, but no later than fifteen (15) days (i) after learning of such commencement; or (ii) after such receipt, give notice thereof to each party having the indemnification obligation ("Indemnifying Party") and, with reasonable specificity, of the facts and circumstance then known to the Indemnified Party with respect to such Covered Action, Claims and Liabilities PROVIDED, HOWEVER, failure to give such timely notice will not release the Indemnifying Party of its obligations hereunder, except, and only to the extent that, the Indemnifying Party suffers actual prejudice as a proximate result of such failure.

                  (f) The Indemnifying Party will have the right to assume the defense of any such Covered Action by giving written notice (the "Assumption Notice") to the Indemnified Party, within 20 days after notice is given to the Indemnifying Party pursuant to Subsection (e) above, which Assumption Notice will state that (i) the Indemnifying Party agrees that Indemnified Party is entitled to indemnification hereunder and that any resulting Claim is an Oakley Claim or a Gentex Claim, as the case may be, for which the Indemnifying Party is liable; and (ii) the Indemnifying Party agrees to assume the defense thereof, in the name and on behalf of the Indemnified Party, with counsel reasonably satisfactory to the Indemnified Party and, in either event, at the sole cost and expense of the Indemnifying Party. Such costs and expenses of the foregoing counsel (including, without limitation fees and disbursements), if not paid by the Indemnifying Party, but instead paid by the Indemnified Party, will be Claims. The Indemnified Party, notwithstanding the timely delivery of an Assumption Notice, may participate in such Covered Action through counsel separately selected and paid for by the Indemnified Party. If no Assumption Notice is timely given, or if, despite the timely giving of the Assumption Notice, the defendants in any Covered Action include both the Indemnified Party and the Indemnifying Party, and if the Indemnified Party has reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party, or if there is a conflict of interest which would prevent counsel for the Indemnifying Party from also representing the Indemnified Party, then the Indemnified Party will have the right to select one separate counsel to conduct the defense of such action on its behalf, and all such costs and expenses will be paid by the Indemnifying Party and, if paid by the Indemnified Party, will be Claims and Liabilities. Prior to the assumption of the defense of a Covered Action by an Indemnifying Party, the Indemnified Party may take such reasonable actions with respect to a Covered Action as it may deem appropriate to protect against further damage or default, including, without limitation, obtaining an extension of time to answer the complaint or other pleading or filing an answer thereto, provided that no such action prejudices the Indemnifying Party's ability to defend the Covered Action.

                  (g) In no event will (i) Oakley or any Oakley Affiliate consent to the entry of any judgment or enter into any settlement of any Claim and Liability under this Section 12 affecting the rights or obligations of Gentex, Essilor or their respective Affiliates without the written consent of Gentex, Essilor or such Affiliate (as appropriate),which consent will not be unreasonably withheld or delayed; (ii) Gentex, Essilor or any Affiliate thereof consent to the entry of any judgment or enter into any settlement of any Claim and Liability under this Section 12 affecting the rights or obligations of Oakley or its Affiliates without the written consent of Oakley, which will not be unreasonably withheld or delayed.

                  (h) This Section will survive the termination or expiration of this Agreement.

            13.   ADDITIONAL TERMS AND CONDITIONS TO THE SALE OF ANY PRODUCTS.

                  (a) Each Product sold by Seller to Purchaser will be sold pursuant to a Purchase Order from Purchaser and an Acknowledgment thereof by Seller, each of which is consistent with and complies with the terms and conditions of this Agreement. Such Purchase Order and Acknowledgment will constitute a separate, binding Purchase Contract with respect to each Delivery Notice forming a part of such Purchase Order. Seller will within 10 days after receipt of a Delivery Notice give an Acknowledgment of any portion of a Purchase Order covered by such Delivery Notice which complies with Subsections 3(a) and (b) of this Agreement.

                  (b) If either the Purchaser or the Seller employs a printed form of Purchase Order or printed form of Acknowledgment, or other documents utilized in connection with shipping or invoicing, the printed terms and conditions thereof will not apply to the sale of any Product ordered during the Term to the extent that any such term or condition is in conflict with or deals with the same subject matter as a provision of this Agreement and any changes in such printed terms and conditions made by either party after February 28, 1997 shall be null and void as it applies to the other party.

                  (c) In the absence of an Acknowledgment, shipment of a Product ordered by a Purchaser Order will be deemed an Acknowledgment resulting in a Purchase Contract upon the terms (other than the printed terms except as permitted by Subsection 13(b)) set forth in the Purchase Order, to the extent such Purchase Order complies with the terms and conditions hereof.

                  (d) Title will pass and the Purchaser will assume all risk of loss of Product at the time of delivery, which will be F.O.B. Seller's factory. Seller will arrange for, but Purchaser will pay for, freight and insurance. Unless otherwise instructed in any Purchase Order (or the Delivery Notice forming a part thereof) or by subsequent written communication given on a timely basis, all shipments of Product will be made to Purchaser via ground common carrier to Purchaser's facility in Irvine or Foothill Ranch, California, as designated by Purchaser. By reasonable written notice, Purchaser may require Seller to ship via a more rapid route or carrier than specified in any Purchase Contract in order to expedite such delivery and any difference in cost caused by such change will be paid by Purchaser.

                  (e) In the absence (i) of a breach thereof by the Seller entitling Purchaser to terminate this Agreement; or (ii) of the commencement of a Cure Period, any Purchase Contract may be canceled by the Purchaser only upon payment of reasonable charges based upon expenses already incurred and commitments made by Seller, which cannot reasonably be allocated to another Purchase Contract.

                  (f) Unless otherwise stated, any price quoted or agreed in any Acknowledgment does not include any applicable United States federal, state and/or local or foreign taxes and duties and any such taxes and duties will be the responsibility of the Purchaser. To the extent Seller is aware that it is obligated by law to collect any tax from Purchaser, it will separately state such tax on each invoice. Any proper tax exemption certificate provided by Purchaser to Seller will be accepted by Seller.

                  (g) A Packing List will accompany each box or package shipped which will show the order number, the item number and a description of the Product.

                  (h) Seller must send to Purchaser the original Seller's invoice. The carrier will be directed to provide the Purchaser with the Bill of Lading or comparable shipping document at the time of delivery.

                  (i) Acceptance of any part of an order of Product (i) will not bind Purchaser to accept future shipments nor (ii) constitute a waiver of its right to return Product already accepted which does not meet the specifications contained in the Product Specification Schedule, but only, in the case of clause (ii), to the extent elsewhere herein or in the Product Specification Schedule permitted.

                  (j) All packing and shipping charges in connection with non-compliant Product returned by the Purchaser to Seller will be for the account of Purchaser.

                  (k) Payment for Product will be net 30 days from the date of the Seller's Invoice.

                  (l) If any invoice for Product or any Premium is not timely paid, then, in addition to any other rights or remedies that Gentex may have hereunder or at law or in equity, Oakley will pay, at the end of each calendar month, interest thereon at the then prevailing annual base or prime rate of Chase Manhattan Bank, N.A. (or its successor), plus 2%, until such unpaid amount is paid. This Subsection will survive the termination of this Agreement.

                  (m) Seller will issue a credit to Purchaser for any documented shortage in the Product shipped or for any Product which the Purchaser is permitted to reject under the terms hereof or the return of which is authorized in writing by the Seller.

            14.   TERMINATION.

                  (a) In addition to Gentex's and Essilor's right to terminate this Agreement as may be provided in any other Section of this Agreement, Gentex or Essilor may terminate this Agreement upon a material breach by Oakley, or any Affiliate of Oakley, of any of Subsections 2(a), 2(d), 5(a), 5(b), 6(c), 8(c), 12(c), 12(g)(i), 13(k), 17 or 25(d), if such breach has not been cured or waived within 60 days following notice thereof from Gentex or Essilor to Oakley, which notice will specify, in such reasonable detail as is then known to Gentex or Essilor (as the case may be), the facts constituting such breach.

                  (b) In addition to Oakley's right to terminate this Agreement as may be provided in any other Section of this Agreement, Oakley may terminate this Agreement upon a material breach by Gentex, Essilor or by any Affiliate of either, of any of Subsections 2(a), 2(b), 7(a), 12(a), 12(g)(ii), 17, 20, or 25(d), if such breach has not been cured or waived within 60 days following notice thereof from Oakley to Gentex or Essilor, as the case may be, which notice will specify, in such reasonable detail as is then known to Oakley, the facts constituting such breach.

                  (c) This Agreement will automatically terminate, if Oakley becomes subject to a judicially ordered reorganization or liquidation or to a reorganization or liquidation proceeding initiated at its own request or, if such proceeding is initiated at the request of a Third Person, then, if such proceeding is not dismissed within 60 days following the date of its initiation, or if Oakley files a petition for protection from creditors, for a moratorium in payment of its obligations or to declare bankruptcy or insolvency, or otherwise institutes any proceeding for such relief under any federal or state bankruptcy law, moratorium law or any law of similar import applicable to it.

                  (d) This Agreement will automatically terminate if Gentex becomes subject to a judicially ordered reorganization or liquidation or to a reorganization or liquidation proceeding initiated at its own request or, if such proceeding is initiated at the request of another Person, then if such proceeding is not dismissed within 60 days following the date of its initiation, or if Gentex files a petition for protection from creditors, for a moratorium in payment of its obligations or to declare bankruptcy or insolvency, or otherwise institutes any proceeding for such relief under any federal or state bankruptcy law, moratorium law or any law of similar import applicable to it.

            15. CONSEQUENCES OF TERMINATION AND OF OTHER BREACHES OR DEFAULTS. Whether or not this Agreement has been terminated, except to the extent otherwise provided herein:

                  (a) If Oakley, or any Affiliate thereof, commits a material breach of any provision of this Agreement, or of any Purchase Contract, which has not been cured (if capable of cure) within the grace period applicable to such breach, then Gentex and/or Essilor will have the right to pursue all remedies available at law or in equity except that in no event will Oakley or any Affiliate thereof be liable for consequential damages. The parties acknowledge that the limitation as to consequential damages (which are not available as a result of a breach of this Agreement) shall not preclude recovery of the actual damage and loss of profits suffered by the other party directly as a result of the breach in question, but shall preclude damages and loss of profits suffered indirectly as a result of such breach.

                  (b) if Gentex, Essilor or any Affiliate of either commits a material breach of this Agreement, or of any Purchase Contract, which has not been cured (if capable of cure) within the grace period applicable to such breach, then Oakley will have the right to pursue all remedies available to it at law or in equity except that in no event will Gentex, Essilor or any Affiliate thereof be liable for consequential damages. The parties acknowledge that the limitation as to consequential damages (which are not available as a result of a breach of this Agreement) shall not preclude recovery of the actual damage and loss of profits suffered by the other party directly as a result of the breach in question, but shall preclude damages and loss of profits suffered indirectly as a result of such breach.

                  (c) No breach of this Agreement by any party will constitute a breach of or a default under any other agreement between or among the parties hereto, (including without limitation any Purchase Contract), unless such breach or default constitutes a breach or default by the terms of such other agreement.

                  (d) No termination of this Agreement will terminate any Purchase Contract that has a delivery date within sixty days following the effective date of termination, unless such termination occurs by reason of a breach of or a default under that Purchase Contract.

            16.   CONFIDENTIALITY.

                  (a) Any and all information, correspondence, financial statements, records, computer software, specifications, technical information, know-how, patent applications, processes and information pertaining to same, and other documents transmitted or communicated by any of Essilor, Gentex or any Affiliate of either of them, to Oakley or any of its Affiliates, or by Oakley or any of its Affiliates to Essilor, Gentex or any Affiliate of either of them (i) during the negotiations of the Letter of Intent and during the "Standstill Period" (as therein defined); or (ii) while this Agreement is in effect, have been received and treated and will be received and treated by each receiving party as trade secrets and confidential information ("Confidential Information"). The terms and the existence of this Agreement (including without limitation, any Schedule hereto) and of any Purchase Order, Acknowledgment or Purchase Contract, and the transactions contemplated hereby and thereby, will be considered Confidential Information.

                  (b) Each receiving party will use at least the same means of protecting Confidential Information it receives as is used by the receiving party to protect its own trade secrets and confidential information, and such Confidential Information will not be used by the receiving party (except in connection with the transactions contemplated by this Agreement), or disclosed by the receiving party to any Third Person, for a period of three (3) years following the later of (a) the expiration of this Agreement; (b) the termination of this Agreement; and (c) the fourth anniversary of the date hereof, without the prior express written consent of the party which first disclosed it to the receiving party, except as otherwise provided below in this Section.

                  (c) The restrictions on use or disclosure of Confidential Information contained in this Section will not extend to any item of information which:

                        (i)   is disclosed pursuant to a mutually-agreed upon
(A) public release; (B) announcement; or (C) other form of publicity, concerning the transactions contemplated hereby;

                        (ii)  is required by law or by the rules or
regulations of any securities exchange applicable to the disclosing party and which, despite all reasonable efforts of the disclosing party, is not afforded confidential status by law or by such securities exchange. To the extent that any disclosure of Confidential Information is claimed to be required, by law or by such rules and regulations, the other parties hereto will be notified promptly and, before the disclosure is required to be made, the party from whom disclosure is sought, if requested by any other party hereto, will cooperate with such other party or parties to resist and avoid, to the extent legally permissible, such disclosure;

                        (iii) was or becomes generally available to the public other than as a result of a disclosure by the receiving party or its agents in violation of this Section;

                        (iv) is lawfully received by the receiving party or its agents from a Third Person, if the receiving party or its agent has no reason to believe that the Third Person is prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or

                        (v)   the receiving party or its agent can
demonstrate through documentary evidence, to the reasonable satisfaction of the non-disclosing party, that the information was in its possession or known by it before its receipt from the disclosing party.

                  (d) Nothing herein will prohibit the disclosure of Confidential Information by the parties hereto to their respective agents, representatives, advisors and to their respective key employees to the extent reasonably necessary to perform this Agreement or any Purchase Contract or to analyze any legal disclosure obligations; provided that such Persons are made aware of this Section hereof and agree to be bound by its terms.

                  (e) No party will issue any press release or other public announcement referring to this Agreement or to any other agreement bearing even date herewith among some or all of the parties hereto, or to the transactions contemplated hereby, or to any Purchase Contract, except with the prior written consent of the other parties thereto. The parties will mutually determine whether or not to announce this Agreement, and if they decide to do so, will coordinate the announcement of this Agreement and any press release relating thereto as to timing, manner and content thereof. Notwithstanding the foregoing, if either Oakley or Essilor is required to make a press release or public statement under the securities laws of any jurisdiction, or under the rules of any securities exchange applicable to such party, then such party will use its best efforts to notify the other party of that fact and discuss the contents of such proposed statement or release with the other party and its counsel as soon as the party intending to make such announcement determines that such public statement is to be made or such press release is to be issued, but in any event at least 24 hours before such public statement is made or such press release is issued, unless it will have received advice from its outside counsel that such statement must be made or must be issued in a lesser period of time, in which event it will be permitted to make such public statement or press release within such period of time.

                  (f) The provisions of this Section will survive the expiration or termination of this Agreement.

            17.   INSURANCE.   During the Term each of Gentex and Oakley will
maintain product liability insurance on behalf of itself and its Affiliates of the kinds and in the amounts customary in their respective industries, will provide the other with copies of such insurance documents and, at the request of the other, will, in good faith, consider modifications to such insurance, both as to amount and policy terms, as may be requested by the other. In addition, Gentex will cause the carrier or carriers of its product liability insurance to name Oakley as an insured on such policy or policies as its interest may appear, and Oakley will cause the carrier or carriers of its product liability insurance to name Gentex and Essilor on such policy or policies, as its interest may appear.

            18. NO BROKERS. Each of Essilor, and Gentex, on the one hand, and Oakley, on the other hand, hereby represents and warrants to the other that there are no broker or finder fees, commissions or other compensation payable in connection with the transactions contemplated hereby arising out of the actions of the party making such representation and warranty, or out of the actions of any Affiliate thereof, and each will indemnify, defend and hold the other harmless from and against any and all Claims and Liabilities arising by reason of such representation being a misrepresentation or there being a breach of such warranty. The provisions of this Section will survive the consummation of the transactions contemplated hereby or earlier termination of this Agreement.

            19.   EFFECT OF FORCE MAJEURE.   No party hereto will be liable
for any loss, damage or delay resulting from Force Majeure. However, any party that believes that there will be a loss, damage or delay by reason of Force Majeure will promptly notify the other party hereto or to the Purchase Contract, whereupon the parties will discuss means for minimizing such loss, damage or delay. The foregoing is not intended to preclude either party's right to terminate this Agreement for non-performance arising out of Force Majeure, to the extent such non-performance permits termination.

            20.   EFFECT OF DECLARATIONS.

                  (a) Gentex hereby acknowledges that the receipt by Oakley of the Declarations attached as Appendix "A" to the Letter of Intent (and an original of each of which is attached hereto,) served as an inducement to Oakley's execution of this Agreement. Gentex and Essilor each hereby agrees that, if (x) any statement in either Declaration is untrue in any material respect, or (y) Gentex, Essilor or any of their Affiliates alleges that any statement in either Declaration is untrue in any material respect, then Oakley may terminate this Agreement and may pursue any other remedies available at law or in equity; provided, however, in no event will Essilor, Gentex or any Affiliate of either be liable for any consequential damages. Notwithstanding the foregoing or anything herein or elsewhere contained, in no event will Gentex, Essilor or any Affiliate of either have any liability to Oakley nor will Oakley have the right to terminate this Agreement or to pursue any other remedies at law or in equity, if the statement complained of in either Declaration as untrue or which is subsequently determined to be untrue:

                        (i)   is contained in paragraph 1 of either
                              Declaration, or

                        (ii) is made in either Declaration on the belief or to the knowledge of the declarant unless the declarant actually knows the statement to be untrue in a material respect when made.

                  (b) Oakley acknowledges that none of Essilor, Gentex or any Affiliate of either, or L. Peter Frieder or John K. Davis has made any independent investigation or inquiry to ascertain or verify the correctness of their statements described in clause (ii) above other than that L. Peter Frieder and John K. Davis made inquiry of selected Gentex personnel.

                  (c) If Oakley wishes to disclose any technology or ideas to Gentex that Gentex has not already disclosed to Oakley or implemented, and if Gentex is willing to accept that disclosure under a mutually acceptable confidential, non-disclosure agreement, then Gentex will provide, at Oakley's cost and expense, technical assistance in implementing such technology or ideas, but Oakley will own the technology or ideas, including any related patent and patent applications.

            21. TERM. The Term will commence on the Effective Date and will continue through the end of the fourth Contract Year and will be automatically renewed thereafter from Renewal Year to Renewal Year, unless either Oakley on the one hand or Gentex on the other, gives notice to the other parties hereto that it desires to terminate this Agreement ("Termination Notice"). Except as otherwise expressly set forth herein with respect to breach or nonperformance of certain provisions hereof, the effective date of such Termination Notice must be at the end of a Contract Year or Renewal Year, at least 24 months following the date of such notice and no earlier than the end of the fourth Contract year.

            22.   DISPUTE RESOLUTION.

                  (a)   DEFINITION OF DISPUTE.

                        Any dispute controversy, or claim arising out of Sections 2(e), 3(a), 3(b), 3(c), 3(d), 4, 8, 10, 13 or 19 of this Agreement
(a "Dispute") shall be settled in accordance with paragraphs (b) through (d) of this Section. Disputes, controversies or claims which arise out of other provisions of this Agreement or which, after an arbitration award has determined that a party is in breach of Subsection 3(a) or a Cure Period has been properly declared and has expired under Subsection 4(b) without cure (if Subsections 3(a) or 4(b) are applicable to the particular dispute), involves the purported termination of the Agreement, or which involves the validity of the Agreement, or the issue of whether a particular dispute, controversy or claim is subject to paragraphs (b) through (d) of this Section, shall be decided by a New York court in accordance with Section 23 of this Agreement and are not "Disputes". The Dispute as to whether a Cure Period has been properly declared and has expired pursuant to Subsection 4(b) may be brought directly under Subsection 22(d) hereof after complying with 22(b) for at least 10 days without first proceeding under Subsection 22(c).

                  (b)   NEGOTIATION BY SENIOR EXECUTIVES.

                        The parties shall first attempt to settle any Dispute by negotiation between senior executives of the Parties.


                  (c)   MEDIATION.

                        If, within 10 days of the receipt of notice of a Dispute by a party or parties, the Dispute is not settled through negotiation, then any party may refer the Dispute to mediation under the Commercial Mediation Rules of the American Arbitration Association. The mediator shall be appointed within 10 days of the initiation of the mediation. The mediation shall be held in New York, New York. If the Dispute is not settled within 30 days after the appointment of the mediator, then either party may refer the Dispute to Arbitration in accordance with paragraph (d) of this Section.


                  (d)   ARBITRATION.

                        (1) Any Dispute which has not been resolved under paragraphs (b) and (c) of this Section shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") then in effect (the "Rules").

                        (2) The arbitration shall be held in New York, New York, U.S.A. The language of the arbitration shall be English. There shall be one arbitrator appointed in accordance with the Rules. The arbitrator shall be a retired judge or a commercial litigator with at least fifteen years of experience.

                        (3) Either party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief in aid of arbitration, pending the appointment of the arbitrator.

                        (4) The arbitrator shall have the discretion to order a pre-hearing exchange of information by the parties, including without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses, and examination by deposition of parties. All discovery must be completed 30 days prior to the hearing, which shall take place within 90 days of the appointment of the arbitrator.

                        (5) The arbitral award shall be final and binding upon the parties. Notwithstanding the provisions of Section 23 of this Agreement, judgment upon an arbitral award may be entered in any court having jurisdiction.

                        (6) This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

                        (7) The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates without there being any presumption as to whether the arbitral tribunal shall grant such interest.

                        (8) The arbitrator shall award to the prevailing party, if any, all of its costs and fees, which shall include all reasonable pre-award expenses of the arbitration, including the arbitrator's fees, administrative fees, travel expenses, out-of-pocket expenses, court costs, and attorneys' fees.

                        (9) The arbitration conducted pursuant hereto shall be confidential and shall be subject to Section 16, except as may be required in aid of arbitration or enforcement of an arbitration award.

            23. SUBMISSION TO JURISDICTION. The parties, on behalf of themselves and each Affiliate, hereby submit to the exclusive jurisdiction of the Federal and State courts located in the City and State of New York for any relief in aid of arbitration, for any relief relating to arbitration, for determination of whether a particular dispute, controversy or claim is arbitrable (I.E. subject to Section 22(b), (c) and (d) of this Agreement), or for resolution of any dispute, controversy or claim which is not subject to
Section 22(b), (c) and (d). Any notice or process arising out or relating to this Section may be served on the addressees specified by the parties in
Section 24 of this Agreement within or without the State of New York by registered or certified mail return receipt requested, by personal service, or by any other means permitted by applicable law. Notwithstanding the foregoing, with respect to any injunctive relief to which any party may be entitled, such party, in addition, may seek such injunction in the jurisdiction where the act which it seeks to enjoin is being committed or threatened.

            24.   NOTICES.    Except as otherwise provided in Section 23
hereof, all notices and other communications hereunder will be in writing and will be given by delivery in person, verified facsimile or other standard form of telecommunications, by overnight courier, or by registered or certified mail, return receipt requested to the parties at their respective addresses set forth above with copies as follows:

      If to Gentex, Essilor or any Affiliate of either:

                  Morrison Cohen Singer & Weinstein, LLP
                  750 Lexington Avenue
                  New York, NY 10022
                  Att.:  Henry A. Singer, Esq.
                  Facsimile No.: 212-735-8708

      If to Oakley or any of its Affiliates:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  300 South Grand Avenue
                  Suite 3400
                  Los Angeles, CA 90071
                  Att.: Jeffrey H. Cohen, Esq.
                  Facsimile No.: 213-687-5600


Notice given by mail will be deemed given four business days after deposit with the United States Postal Service and one business day after delivery into the custody and control of an overnight courier service for next day delivery. Notice by fax will be deemed to have been given the day following the transmittal of the fax and notice in person will be deemed to have been given the day of delivery.

            25.   MISCELLANEOUS.

                  (a) RIGHTS CONFINED TO PARTIES. Except as expressly permitted elsewhere herein or as provided by law, nothing expressed or implied herein is intended to or will be construed to confer upon or give to any Person, other than the parties hereto, and their successors and assigns as permitted hereunder and their respective Affiliates, any right, remedy, or claim under or by reason of this Agreement or of any term, covenant, or condition hereof, and, subject to the foregoing, all the terms, covenants, conditions, promises, and agreements contained herein will be for the sole and exclusive benefit of the parties hereto, their successors and assigns as permitted hereunder, and their Affiliates.

                  (b) SURVIVAL. Except as otherwise specifically provided herein, all rights and obligations of any party hereto to any other party hereto, arising hereunder, or out of this Agreement, will terminate upon termination of this Agreement, except for obligations for payment of money which have accrued but which have not yet been paid at that time and except for any rights and obligations that arise by reason of breach or wrongful termination hereof, all of which will survive such termination.

                  (c) ENTIRE AGREEMENT. This Agreement, constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements between the parties hereto with respect to the subject matter hereof, including, without limitation; the Letter of Intent, which Letter of Intent will be deemed terminated and of no legal effect.

                  (d) ASSIGNMENT. Neither this Agreement, any Purchase Contract nor any right hereunder or thereunder (except the right to payments), is assignable, and no obligation hereunder or thereunder is delegable, and any such purported assignment or delegation will be null and void and of no effect.

                  (e) SEVERABILITY. Any provision of this Agreement or any Purchase Contract which is invalid or unenforceable in any jurisdiction will not affect the validity or enforceability of any other provision in such jurisdiction or the validity or enforceability of such provision or any other provision in any other jurisdiction.

                  (f) EFFECT OF HEADINGS. Headings contained herein are for convenience only and will not affect the construction hereof.

                  (g) GOVERNING LAW. THE PROVISIONS OF THIS AGREEMENT AND ANY PURCHASE CONTRACT AND ALL THE RIGHTS AND

OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAWS THAT MIGHT OTHERWISE BE APPLICABLE.

                  (h) WAIVER OF JURY TRIAL. THE PARTIES HERETO ON BEHALF OF THEMSELVES AND THEIR AFFILIATES HEREBY WAIVE TRIAL BY JURY IN ANY PROCEEDING ARISING UNDER OR OUT OF THIS AGREEMENT OR ANY PURCHASE CONTRACT.

                  (i) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, and all such counterparts will constitute but one instrument, when each party hereto has executed at least one counterpart.

                  (j) MODIFICATION, WAIVER. Except as herein otherwise provided, neither this Agreement nor any Purchase Contract may be modified, amended or terminated, and no provision hereof or thereof may be waived except by a writing executed by all the parties hereto or thereto.

                  (k) CUMULATIVE RIGHTS AND REMEDIES. Except as otherwise provided herein, in the event of a breach of this Agreement by any party hereto, which breach has not been cured within the time hereby permitted:

                        (i) any other party hereto whose rights hereunder are adversely affected thereby will have all rights and remedies arising under this Agreement and at law and in equity;

                        (ii) all such rights and remedies of any party hereto will be cumulative and may be exercised simultaneously or seriatim and no party will be required to make any election of remedies.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                     GENTEX OPTICS, INC.


                                     By:____________________________________
                                          L. Peter Frieder, Jr., President


                                     ESSILOR INTERNATIONAL COMPAGNIE
                                      GENERALE D'OPTIQUE, S.A.



                                     By:____________________________________


                                     OAKLEY, INC.


                                     By:______________________________________
                                         Link Newcomb, Chief Operating Officer

                                  SCHEDULE 3(B)

            Assume the Initial Three Month Forecast for April, May and June of 1997, supplied to Gentex on or before March 15, 1997, provides for the sale to Oakley of 100 units in each of said months comprised of 40 Units of orange and 60 Units of violet.

            Oakley will provide Gentex with a new Rolling Three Month
Forecast no later than April 15, 1997, in respect of May, June and July 1997. In that new Rolling Three Month Forecast the requirements for May can be no less than 90 Units in the aggregate and no more than 110 Units in the aggregate, and, within those parameters, the requirements of Orange Units can be no more than 60 or less than 20 and the Violet Units no more than 90 nor less than 30, unless a New Product is involved. Assuming a New Product constitutes 20 Units of the 100 aggregate Units, then the permissible
Capacity Variance shall be (10% + (10% x 20/100) = 12%) 12% and therefore total Units can be no more than 112 nor less than 88 but the color limitations will remain the same. Similarly, June's requirements can be no less than 90 Units or more than 110 Units (as adjusted for its New Product composition, if any). Thus, if 30% of June's requirements were New Products the permissible Capacity Variance would be 13%. July's requirements can be as reasonably set forth by Oakley.

            Oakley will provide a new Rolling Three Month Forecast for the months of June, July and August 1997, no later than May 15, 1997. This new Rolling Three Month Forecast for the month of June cannot vary the aggregate Unit requirements by more than 10% from the requirement for June set forth in the immediately preceding Rolling Three Month Forecast given in April (as adjusted for any New Product included in such requirement). Thus, if that requirement were for 90 units (down from 100 Units in the Initial Three Month Forecast), then the requirement in this latest Rolling Three Month Forecast cannot be for less than 81 Units nor more than 99 Units in respect of June (assuming no New Product). Similarly, the requirements for July cannot be more than plus or minus 10% from those set forth in the immediately preceding Rolling Three Month Forecast, given in April (as adjusted for New Product). If, for example, in this new Rolling Three Month Forecast June requirements included the same 30% of total requirements being New Product as the previous rolling Three Month Forecast, the permissible Capacity Variance would again be 13%. Thus, if June in the last Rolling Three Month Forecast was for 87 Units down from 100 Units, in this Rolling Three Month Forecast it could be +/- 13% of 87 Units. If in this new Rolling Three Month Forecast the composition of New Product increased to 40% then this new forecast for June can be for 87 Units +/- 14%.

            Within the permissible Capacity Variance for aggregate Unit requirements as described above, and assuming no New Product which alters the plus or minus 10% Capacity Variance, orange Units, as set forth above could drop to 20 Units or be as high as 60 Units for May or June in the Rolling Three Month Forecast delivered in April and as low as 10 Units (if the previous forecast was down from 40 orange Units to 20) and as high as 90 Units (if the previous forecast was up from 40 orange Units to 60) for June in the Rolling Three Month Forecast delivered in May (provided the aggregate of all Units permitted equaled or exceeded 90).

            Any Delivery Notice with respect to any month for which a requirement is listed may vary the quantities by up to 10% of the requirements for that month, both as to aggregate requirements and as to each color, provided the aggregate quantities by color and otherwise do not exceed 110% of the aggregate Unit requirements permissibly set forth on the most recent Rolling Three Month Forecast. Furthermore, assume that orange Unit requirements for June, in the March Rolling Three Month Forecast amounted to 40 Units, in the April Rolling Three Month Forecast to 60 Units and in the May Rolling Three Month Forecast to 90 Units (in each case the maximum 50% variance). Thus, with a permitted 10% variance for its Delivery Notice, Oakley could order 99 orange Units for June delivery EXCEPT that Oakley is limited to 200% of the lowest June forecast for orange Units (40 x 2) or 80 orange Units, which is the maximum it can order. This also assumes the aggregate of all Units which may be ordered for June equals or exceeds 80 Units.

            Any purported delivery notice, which together with all other Delivery Notices, provides for aggregate quantities outside the permitted Capacity Variance for that month, as described above and in Subsection 3(b) of the Agreement or which is in excess of the permitted Color Variance from the color requirements set forth in the relevant Rolling Three Month Forecast will not result in a breach of the Agreement, but will have the consequences specified in the Agreement.

                             Gentex Optics, Inc.
                              Oakley Price List
                                Schedule 3(d)


Product              Gentex P/N  OakleyP/n     Description                     Price
-------              ----------  ---------     -----------                     -----
TORIC (1)            1737-0001   80-952        Toric Clear                       *
                     1737-0102   80-981        Toric N. Gray                     *
                     1737-0104   80-983        Toric Amber                       *
                     1737-0103   80-984        Toric Rust                        *
                     1737-0008   80-985        Toric Orange                      *
                     1737-0007   80-968        Toric Violet                      *
                     1737-0108   80-987        Toric Persimmon                   *
                     1737-0110   80-958        Toric Dark Violet                 *
                     1737-0111   80-988        Toric 40% Violet                  *
                     1737-0112   80-955        Toric VR-28                       *


TORIC NT1 (1)        1737-0208   81-003        Toric Orange, NHC                 *
                     1737-0212   81-003        Toric Dark Violet, NHC            *
                     1737-0211   81-005        Toric 40% Violet, NHC             *
                     1737-0210   81-004        Toric VR-28, NHC                  *


8.75 TRENCHCOATS (2) 0495-5001L  90-001        8.75 T.C. Dark Violet, Left       *
                     0495-5001R  90-002        8.75 T.C. Dark Violet, Right      *

                     0495-5002L  90-003        8.75 T.C. Orange, Left            *
                     0495-5002R  90-004        8.75 T.C. Orange, Right           *
                     0495-5005L  90-037        8.75 T.C. Vr-28, Left             *
                     0495-5005R  90-038        8.75 T.C. Vr-28, Right            *


8-BASE 76 X 1.5 (2)  0540-0021E  74-802        Orange                            *
                     0540-0022E  74-803        Dark Violet                       *


(1) Price Per Single Shield
(2) Price Per Lens and Two Lenses Equal a Unit

* Material omitted pursuant to request for confidential treatment and filed separately with the Securities and Exchange Commission.

                             Gentex Optics, Inc.
                              Oakley Price List
                                Schedule 3(d)


Product              Gentex P/N  Oakley P/N    Description                     Price
-------              ----------  ----------    -----------                     -----
CYLINDER (1)         1729-0001  80-950         Clear                             *
                     1729-0102  80-951         Neutral Gray                      *
                     1729-0103  80-952         Bronze                            *
                     1729-0104  80-953         Amber                             *
                     1729-0105  80-954         Rust                              *
                     1729-0008  80-955         Orange                            *
                     1729-0007  80-958         Violet                            *
                     1729-0008  80-957         Persimmon                         *
                     1729-0008  80-958         Dark Violet 12%                   *


FROGSKIN (2)         0498-0001L 80-596L        Violet, Left                      *
                     0498-0001R 80-596R        Violet, Right                     *
                     0498-0002L 80-597L        Neutral Gray, Left                *
                     0495-0002R 80-597R        Neutral Gray, Right               *


8.75 BLANKS
DECENTERED (2)       0498-3001E 80-980         Dark Violet                       *
                     0498-3002E 80-959         Orange                            *
                     0498-3004E                Clear                             *
                     0498-3005E                Persimmon                         *
                     0495-3008E                Yellow                            *

(1) Price Per Single Shield
(2) Price Per Lens and Two Lenses Equal a Unit


* Material omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange commission.

* Schedule 9 (a total of 18 pages) has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

* The Declarations (a total of 10 pages)have been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.